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                                                                    EXHIBIT 99.1


             GTS to Sell Interest in FLAG Atlantic Joint Venture to FLAG Telecom for $175 Million; Retains Fibre Pair on FA-1

LONDON - October 31, 2000 - Global TeleSystems, Inc. (GTS) (NYSE: GTS; EASDAQ, GTSG; Frankfurt: GTS), the leading European broadband and e*Businesses services company, today announced that it has reached an agreement whereby GTS will sell its 50% stake in FLAG Atlantic Limited to FLAG Telecom while retaining ownership over certain infrastructure, including a trans-Atlantic fiber pair. FLAG Atlantic Limited is a 50/50 joint venture set up between GTS and FLAG Telecom to build FLAG Atlantic-1 (FA-1), a major subsea fibre network connecting the US and Europe.

The total value of the transaction is $175 million. Under the terms of the agreement, GTS will receive $135 million in cash from FLAG Telecom and will receive infrastructure and subsea capacity valued at $40 million in avoided future costs. This includes additional duct and dark fibre infrastructure in France and the right to acquire backhaul fibres from FLAG Atlantic on favourable terms going forward.

GTS will retain its ownership of a fibre pair on the entire FA-1 system. A protected transatlantic fibre ring seamlessly linking New York directly to the GTS pan-European optical fibre network, the fibre pair will have a fully redundant design capacity of 400 Gbps, with 80 an initial lit capacity of Gbps (8 x 10 Gbps) delivered when the first transatlantic cable becomes operational in the first quarter of 2001.

Robert Amman, Chairman and CEO of GTS, commented: "I am very pleased that we have reached the successful conclusion of the FLAG Atlantic Limited JV in a manner that meets all of our original strategic goals. We set out to acquire premier trans-Atlantic network facilities at the lowest industry cost and that is exactly what we have achieved. This expands upon our core optical and IP networking business and enhances our position as the leading network service provider with multi-gigabit optical and IP service connecting North America to the largest pan-European network. We will continue to aggressively pursue this market with the highest quality services and support to meet both the short- and long-term needs of our customers. As a major stakeholder in the project, our support for FA-1 remains undiminished."

Rob Schriesheim, Executive Vice President, Corporate Development and Chief Financial Officer at GTS, added: "This is an attractive agreement for GTS, particularly the large cash component. The $175 million in cash and cost avoidance is the first significant step in our financing strategy. We currently anticipate announcing further steps in the near future."


ABOUT GTS (WWW.GTS.COM)
Global TeleSystems, Inc., is the leading provider of e*Business and borderless broadband services across Europe, serving businesses and carriers with a range of broadband, hosting, Internet/IP and voice services. As an industry leader in Europe, the company has the largest cross-border fibre optic network; the largest Tier-1 IP backbone (GTS Ebone); the most widely deployed pan-European e*Business sales and service staff; and the largest pan-European customer base. GTS's first and most extensive trans-European broadband fibre network includes on-net points of presence in 38 European cities (50 cities planned) and stretches across 17,500 route kilometres (25,000 route kilometres planned) with seven city enterprise networks (CENs) (14 CENs planned), providing intra-city bandwidth. The company has its European operating headquarters in London; other corporate offices in Washington, D.C., Brussels and Cork, Ireland; and sales and service operations in 20 countries.
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GTS CONTACTS

Glenn Manoff (Media)
Tel: +44 (0) 207 769 8290; fax +44 (0) 207 769 8084;
email: glenn.manoff@gtsgroup.com

Jim Shields (Investors)
Tel.: +44 (0) 207 769 8264; fax: +44 (0) 207 769 8068;
e-mail: jim.shields@gtsgroup.com


This press release may include forward-looking statements that involve risk and uncertainty. Although the company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such projections will be fulfilled. Any such forward-looking statement must be considered along with knowledge that actual events or results may vary materially from such predictions due to, among other things, political, economic or legal changes in the markets in which GTS does business; competitive developments; or risks inherent in the company's business plan. Readers are referred to the documents filed by GTS with the U.S. Securities and Exchange Commission, specifically the most recent reports filed under the Securities Exchange Act of 1934 and registration statements filed pursuant to the Securities Act of 1933, which identify important risk factors.

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